Exhibit 4.8

THIS AGREEMENT effective as of the 1st day of December , 2000.

BETWEEN:

          DSI Datotech Systems Inc., a company duly incorporated under the laws of the Province of British Columbia, having its registered and records office at Suite #300 - 905 West Pender Street, Vancouver, British Columbia V6C 1L6

          (the "Company")

                                                                  THE FIRST PART

AND:

                  Robert Egery, or a corporation to be designated

                  (the "Contractor")

                                                                 THE SECOND PART

WHEREAS:

A. The Company is involved in the business of developing a gesture based data input technology among other input systems (the "Technology") and acquiring complementary technology based businesses and/or assets;

B. The controlling shareholder of the Contractor is Robert Egery ("Egery");

C. The Company desires to retain the Contractor to manage the Company in evolving from a research and development company to a company with cash flow generated from the sale and/or licensing of its products pursuant to the terms of this Agreement.

THEREFORE in consideration of the covenants and agreements set out in this agreement, and for other good and valuable consideration given by each party to the other, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows:

1. DUTIES OF CONTRACTOR

1.1 Service - The Company agrees to retain the Contractor to provide services on the terms set out in this Agreement. The Contractor agrees that Egery will provide, on behalf of the Contractor, all of the services required by the Company and shall occupy the positions of President and Chief Operating Officer of the Company.

1.2 Nature of  Relationship  - This is an agreement  for  services,  and nothing
herein  is  intended  by  the  parties  to  create  an  employee   and  employer
relationship.

1.3 Duties and Responsibilities - The Contractor shall be responsible for the management and development of the Company, including performing the following duties:

     (a) overseeing the administration, and operations of the day-to-day affairs of the Company and any subsidiary;

     (b) developing financial, business, marketing, and technology plans for the Company, or that of the Company's subsidiaries;

     (c) leading, overseeing and aiding in the negotiating and concluding of, but not limited to, financings, mergers and acquisitions, dispositions, joint ventures, strategic alliances and licensing and royalty agreements;

     (d) leading and acting as manager of operations, engineering and marketing departments until such time as the Company can hire individuals or firms to fill these positions; and

     (e)  such other duties as may be assigned by the Company.

1.4 Service - During the Term the Contractor shall:

     (a) well and faithfully serve the Company and use its best efforts to promote the best interests of the Company;

     (b) unless prevented by ill health or injury, devote the whole of its working time and attention to the business of the Company; and

     (c) not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business, profession or occupation, or become an officer, employee, contractor for service, agent, or representative of any other employer, partnership, firm, person, organization, or enterprise, where that engagement or position conflicts with, or could reasonably conflict with at some future date, or interferes with, or could reasonably interfere with at some future date, the Contractor's duties and obligations to the Company.

1.5 Services To Other Companies - The Company is aware that the Contractor has now and will continue to provide limited management services to other companies and the Company recognizes that these companies will require a certain portion of the Contractor's time. The Company agrees that the Contractor may continue to provide services to such outside interests, provided that such interests do not conflict with its duties under this Agreement.

1.6 Subsidiary - For the purpose of this section the term "subsidiary" means any company or companies of which more than fifty per cent of the outstanding shares carrying votes


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

at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such company or companies) are owned by or held for the Company and/or any other company in like relation to the Company and include any company in like relation to the subsidiary.

2. TERM OF AGREEMENT

2.1 Term - The term of this Agreement shall be for two years commencing on the 1st of December, 2000 (the "Term"), unless ended earlier or renewed by the parties in accordance with the terms of this Agreement.

2.2 Renewal - Provided the Contractor is not in default, this Agreement shall automatically renew each year for a further one-year term, and salary and benefits may be re-negotiated. The Company can elect not to renew this Agreement for any further term by giving to the Contractor written notice of non-renewal sixty days before the renewal date, in which case this Agreement will terminate at the end of the sixty-day notice period and the Company will pay to the Contractor a lump sum payment equivalent to twelve months compensation.

3. COMPENSATION

3.1 Remuneration for Services - The Company shall:

     (a) Pay to the Contractor a fee in the amount of $12,500 (gross) per month;

     (b) Pay to the Contractor a reasonable amount for all premium costs incurred by the Contractor for a benefit package for Egery and his immediate family, relating to the following benefits: life insurance (at three times the Contractor's annual compensation), accidental death and dismemberment, extended health, dental and long-term disability; and provide payment for the Contractor to receive an annual medical examination (i.e. Medisys);

     (c) Provide to the Contractor an annual paid vacation of 20 working days to be taken when the Contractor deems appropriate in consideration of the Company's operational requirements. Should the Company's operational requirements not permit the Contractor to exercise 20 working days of vacation in any given year, the Contractor may accumulate and use the non-exercised portion of his vacation in any subsequent year or chose to be paid in cash for the unused portion of his vacation. If at the end of this Agreement the Contractor has unused vacation time to its credit, then the Company will pay the Contractor the equivalent in cash;

     (d)  Pay to the Contractor a car allowance in the amount of $700 per month;

     (e) Grant from time-to-time to the Contractor stock options. The granting of stock options shall be based on the performance of the Contractor, and such grant shall be solely in the discretion of and in an amount to be determined by the Company's Compensation Committee; and


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

     (f) Pay to the Contractor bonuses associated with but not limited to financings, mergers and acquisitions, dispositions, joint ventures, strategic alliances and licensing and royalty agreements. The payment of a bonus shall be based on the performance of the Contractor, and such payment shall be solely in the discretion of and in an amount to be determined by the Company's Compensation Committee. The Contractor is guaranteed a minimum bonus of $55,000 in the first year of this Agreement and a signing bonus of $100,000.

3.2 Deferment of Compensation - If the Company's working capital balance is less than $500,000 then the Company will defer, without interest or penalty, cash payments owing to the Contractor pursuant to this Agreement in accordance with the following:

     (a) the Company will resume full payments to the Contractor when the Company's working capital balance exceeds $500,000;

     (b) the Company will determine the repayment schedule to fully reimburse the Contractor all outstanding arrears when the Company's working capital exceeds $500,000; and

     (c)  the Contractor will not secure any debts owing to it by the Company.

3.3 Escrow Shares - Subject to the shareholders and all required regulatory approval, the Company may, in its sole discretion, grant to the Contractor escrow shares in an amount to be determined by the Compensation Committee of the Company.

3.4 Expenses - The Company shall reimburse the Contractor for all reasonable expenses actually and properly incurred by the Contractor on behalf of the Company in carrying out its duties and performing its functions under this Agreement provided that for all expenses the Contractor shall furnish relevant statements and vouchers to the Company prior to such reimbursement.

3.5 Remittances - The Contractor shall be solely responsible for the payment of any monies required by law to be remitted by or on behalf of Egery.

4. INDEMNITIES

4.1 Indemnity by Company - The Company will indemnify the Contractor and Egery in respect of acts or omissions under this Agreement to the extent permitted by
Part 19 of the Company's Articles of Incorporation and to the extent permitted by law.

4.2 Indemnity by Contractor - The Contractor shall indemnify the Company from any and all claims by a government department relating to income tax or other statutory withholdings that were not deducted and remitted by the Company on behalf of Egery or the Contractor.


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

4.3 Insurance - The Company will diligently maintain and renew its directors' and officers' insurance and maintain such insurance for the benefit of Egery.

5. CONFIDENTIALITY

5.1 Non-Disclosure of Information of the Company - During the Term and thereafter the Contractor shall keep confidential all information of a confidential or proprietary nature concerning the Company, its subsidiaries and affiliates and their respective operations, assets, finances, businesses and affairs and shall not use that information for the Contractor 's personal advantage or the advantage of any third party, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statutes, rules of law or legal process.

5.2 Confidential Information - For the purposes of this section "confidential information" shall include, but not be limited to, all documents and records, whether original, duplicated, computerized, memorized, handwritten or in any other form, relating to the business of the Company that was acquired by the Contractor as a result of this Agreement.

5.3 Return of Records and Company Property - The Contractor shall at any time upon request by the Company, and in any event upon the expiration of the Term irrespective of the time, manner or cause of the termination of the this Agreement, promptly return to the Company all records, files, lists, drawings, documents, models, equipment, software, intellectual property and any other property belonging to the Company or relating to the Company's business.

6. RESTRICTED ACTIVITIES

6.1 Non-Competition - During the Term and for a period of twenty-four months after the termination of this Agreement for any reason by either the Contractor or the Company (the "Restriction Period"), the Contractor shall not, directly or indirectly, engage in any undertaking or business as an employee, partner, principal, agent or consultant in Canada or the United States that is involved in the development or marketing of any of the same or similar technologies as the Company, including the development and marketing of the Technology.

6.2 Non-Solicitation - During the Restriction Period the Contractor shall not directly or indirectly:

     (a) solicit or encourage any employee of the Company to terminate his employment with the Company or assist any other person or business to do so;

     (b)  offer employment to any employee of the Company; and

     (c) contact or communicate with any customer of the Company for the purpose of soliciting the customer's business.


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

7. TERMINATION

7.1 Termination by Company - This Agreement may be terminated by the Company at any time during the Term, upon which termination the Company shall pay to the Contractor a lump sum payment in an amount equal to the compensation under this Agreement in full but not less than twelve months compensation and final satisfaction of all of its obligations to the Contractor under this Agreement.

7.2 Termination by Contractor - The Contractor may terminate this Agreement by giving the Company ninety days written notice delivered to the Company, and upon the 90th day the Company will pay the Contractor all amounts due to that date and thereafter the Contractor will not be entitled to any further payments.

7.3 Termination by Death or Permanent Incapacitation - This Agreement shall terminate automatically upon the death or permanent incapacitation of Egery, under which circumstances the Company shall have no further obligations to the Contractor. For the purposes of this section, Egery shall be deemed to have suffered permanent incapacitation when he suffers any illness or injury that prevents him from performing his usual duties for a period of ninety consecutive days.

7.4 Termination by Company for Cause - Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement at any time for cause without notice or payment of any compensation, such cause to include the following:

     (a) any conduct that at common law constitutes just cause for the termination of employment; and

     (b)  the bankruptcy of Egery or the Contractor.

7.5 Release of Shares - Following the termination of this Agreement the Company will use its best efforts to make application for release of the Contractor's performance shares on a timely basis if any of the Contractor's performance shares are eligible for release from escrow.

8. PREAMBLE - The preamble shall form an integral part of this Agreement.

9. SHAREHOLDER APPROVAL - This Agreement is subject to the Shareholders of the Company granting the Board of Directors of the Company and its Compensation Committee the right to negotiate an agreement with the Contractor.

10. ENFORCEMENT - The Contractor acknowledges and agrees that the covenants and obligations under this Agreement are reasonable, necessary and fundamental to the protection of the Company's legitimate business interests, and the Contractor acknowledges and agrees that any breach of this Agreement by the Contractor would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. Accordingly, the Contractor


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acknowledges and agrees that in the event of any breach or threatened  breach of any provision of this Agreement by the Contractor, the Company shall, in addition to any and all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance as may be necessary to ensure that the Contractor complies with and performs his obligations under this Agreement, and including an award of special costs of any such court application against the Contractor, and the Contractor further covenants and agrees not to oppose the granting of any such judicial relief and hereby waives any and all defences to the strict enforcement of this Agreement and such judicial relief.

11. SEVERABILITY - Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

12. ENTIRE AGREEMENT AND AMENDMENTS - The provisions herein constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

13. GOVERNING LAW - This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, and the courts of that Province or Territory shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

14. ENUREMENT - This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

15. ASSIGNMENT OF RIGHTS - The Company shall have the right to assign this Agreement to another party. The Contractor shall not assign his rights under this Agreement or delegate to others any of his functions and duties under this Agreement, without the express written consent of the Company which may be withheld in its sole discretion.

16. LEGAL ADVICE - The Contractor acknowledges that it was recommended to him by the Company that he obtain independent legal advice before executing this Agreement, and that by executing this Agreement the Contractor represents that he did obtain independent legal advice.


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

17. CONFIDENTIALITY OF AGREEMENT - The Contractor shall keep confidential and not disclose any of the terms of this Agreement to any person unless required to do so by law or for the purpose of obtaining confidential legal, financial or tax planning advice.

     IN WITNESS WHEREOF the parties have hereto have duly executed this Agreement as of the day and year first above written.

The Common Seal of DSI Datotech Systems Inc. was       )
hereunto affixed in the presence of:                   )
                                                       )
/s/Tom Calvert                                         )
----------------------------------------------------   )    (C/S)
                                                       )
Dr. Tom Calvert, Director                              )
----------------------------------------------------   )
Title                                                  )
                                                       )
/s/Allan S. Gibbins                                    )
----------------------------------------------------   )
                                                       )
Allan S. Gibbins, Director                             )
----------------------------------------------------   )
Title                                                  )
                                                       )
----------------------------------------------------   )
Date                                                   )

The Common Seal of Robert Egery was hereunto affixed   )
in the presence of:                                    )
                                                       )
----------------------------------------------------   )
                                                       )
----------------------------------------------------   )    (C/S)
Date                                                   )


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